UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 21, 2009
VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (800)-VISTEON
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 21, 2009, Visteon Corporation (the “Company”) and certain of its subsidiaries entered into a Seventh Amendment (the “Amendment”) to the Credit Agreement, dated as of August 14, 2006 (as amended, modified, renewed or extended from time to time, the “Credit Agreement’), among the Company, certain subsidiaries of the Company, with Ford Motor Company (“Ford”), as the sole lender and swingline lender, and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), the Company’s principal U.S. asset-based, secured revolving credit facility. The Amendment amends the Credit Agreement to require the Company to maintain at least $210 million of cash and cash equivalents at all times (previously $264 million), subject to adjustment with the consent of the required lenders, and require advance notice for certain investments in foreign subsidiaries.
     Also, on May 22, 2009, the Company delivered a notice of termination of its European trade accounts receivable securitization facility. As a result, participating subsidiaries will repurchase receivables previously sold under the program and outstanding as of May 22, 2009, and amounts borrowed under the facility will be repaid.
     The description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as exhibit 10.1 hereto and incorporated herein by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits.

10.1	Seventh Amendment to Credit Agreement, dated as of May 21, 2009, among the Company, certain of its subsidiaries, Ford and the Agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION
Date: May 27, 2009	By:	/s/ William G. Quigley III
William G. Quigley III
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Page
10.1
Seventh Amendment to Credit Agreement, dated as of May 21, 2009, among Visteon Corporation, certain of its subsidiaries, Ford Motor Company, as sole lender and swingline lender, and JPMorgan Chase Bank, N.A., as administrative agent.